Exhibit 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 15th day of August 2005, by and between Mercedes Walton (the “Executive”), an individual, and Cryo-Cell International, Inc., a Delaware corporation having its principal place of business at 700 Brooker Creek Boulevard, Suite 1800, Oldsmar, Florida 34677 (the “Company”).

In consideration of the mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment

On the terms and conditions set forth in this Agreement, the Company hereby employs the Executive for a period of thirty six (36) months commencing on September 1, 2005, and expiring on August 31, 2008, (the “Initial Term”). The Initial Term shall be automatically extended for successive additional one-year periods (“Additional Employment Terms”) unless, at least ninety (90) days prior to the end of the Initial Term or an Additional Employment Term the Company or the Executive has notified the other in writing that the Agreement shall terminate at the end of the then current term. A notice of non-extension by the Company prior to the end of the Term or during any Additional Employment Term shall be treated consistent with subparagraph 3(a) of this Agreement). A notice of non-extension by the Executive during the Term or any Additional Employment Term shall be treated as a termination by the Executive with employment separation benefits as described in subparagraph 3(f) of this Agreement. References herein to the “Term” shall mean the Initial Term as it may be so extended by one or more Additional Employment Terms.

The Executive shall be employed as Chairman of the Board and Chief Executive Officer, and in such other positions and duties as may be assigned to the Executive by the Board of Directors of the Company (the “Board”), from time to time, after consultation and acceptance of any such other positions or duties by the Executive.

The Executive hereby accepts such employment and agrees to devote her full business time, energy and efforts to the performance of services for the Company. The Executive agrees that during the Term, she shall devote her professional knowledge and experience and provide her best effort, skill and abilities in the performance of her duties under this Agreement and in the furtherance of the interests of the businesses of the Company and its affiliates. Nothing herein contained shall prohibit the Executive from during business time investing or trading in stocks, bonds, commodities, or other securities or forms of investment, including real estate property, or serving as a director or advisory board member of charitable, civic and not-for-profit organizations as long as such activities do not require an unreasonable amount of time by the Executive, and do not otherwise adversely affect the interests of the Company. The Executive may, with the prior written approval of the Board, devote reasonable periods of time to service as a director or advisory board member of other non-competitive for-profit businesses; provided, however, that such service does not materially interfere with the performance of her obligations hereunder.

The Executive further agrees that she will perform her duties hereunder to the best of her ability in accordance with Company Policies, and in a diligent and proper manner. The Executive agrees to perform all duties assigned in accordance with the way such duties have been performed to date during the Executive’s tenure as the Company’s Chairman of the Board and interim CEO that commenced on April 10, 2003, and are customarily performed by those holding the position or positions assigned to the Executive by the Company. In the performance of the Executive’s duties, she shall be subject to the general direction, supervision and control of the Board. The Executive shall report directly to the Board.

2. Compensation

During the Term, and as full compensation for all of the Executive’s services rendered under this Agreement, the Executive shall receive the following compensation and benefits:

a. Base Salary

Commencing on September 1, 2005, the Executive shall receive an annualized base salary (the “Base Salary”) which is not less than $330,000 per year for the current fiscal year of the Agreement, exclusive of bonuses, if any, which may from time to time be awarded to the Executive pursuant to any authorized bonus, incentive, or similar plan maintained by the Company. The Executive’s Base Salary shall be increased on February 1 of each successive year by at least four percent (4%) if corporate performance meets the “Threshold” standard for “Annual Incentives,” at least seven percent (7%) if corporate performance meets the “Target” standard for “Annual Incentives,” and at least ten percent (10%) if corporate performance meets the “Maximum” standard for “Annual Incentives” (as each such standard is reasonably fixed by the Compensation Committee of the Board). The Executive’s Base Salary will be payable in equivalent monthly installments on the 1st day of each month, subject to usual and required employee payroll deductions, including, without limitation, applicable taxes. The Parties acknowledge that the Base Salary accounts for personal tax consequences to Executive for annualized commuting expenses. Therefore, the Parties acknowledge that the Base Salary may be subject to adjustment if the annualized commuting expenses incurred by Executive are materially reduced during the Term.

b. Annual Bonus

Throughout the Term, the Executive shall be eligible for discretionary annual lump-sum incentive awards available for senior executive officers. The parties hereby agree that the Executive’s incentive awards shall be at least twenty percent (20%) of Base Salary if corporate performance meets the “Threshold” standard for “Annual

Incentives,” at least forty percent (40%) of Base Salary if corporate performance meets the “Target” standard for “Annual Incentives,” and at least sixty percent (60%) of Base Salary if corporate performance meets the “Maximum” standard for “Annual Incentives” (as each such standard is reasonably fixed by the Compensation Committee of the Board). The annual bonus will be paid on February 1st of each year of this Agreement based on corporate performance for the previous fiscal year.

c. Long-Term Incentive Awards

Throughout the Term, the Executive shall be eligible for long-term incentive (“LTI”) award programs extended to senior executive officers generally at levels commensurate with the Executive’s position. The Compensation Committee shall determine the amount of the Executive’s LTI award annually, based on a market review.

d. Employment Agreement Stock Options

In further consideration of this Agreement and for the Executive’s obligations hereunder, and not including any and all stock options awarded to the Executive prior to the Effective Date (as defined below) as well as any annual award incentive payments, the Executive shall be awarded a stock option grant as of the date this Agreement is fully executed (the “Effective Date”), with respect to 300,000 shares (the “Sign-on Options”) of the Company’s common stock, par value $.01 (the “Common Stock”), vesting one-third on the Effective Date, one-third on August 31, 2006, and one-third on August 31, 2007, at the fair market value of the Common Stock at the close of business on the Effective Date. The Sign-on Options shall be granted pursuant to, and to the extent not contrary to the terms of this Agreement, shall be exercisable consistent with the terms of the Company’s Stock Incentive Plan dated March 10, 2000, as amended April 6, 2004 (or comparable program if amended after the commencement of the Term of this Agreement) (the “Stock Option Plan”); provided that the Sign-on Options shall become fully vested and exercisable for the entire remainder of the exercise period set forth in the grant upon the Executive’s death, Disability (as defined in subparagraph 3(b) below), termination without Cause (as Cause is defined in subparagraph 3(g) below), the Executive’s termination for Good Reason (as defined in subparagraph 3(c) below), or upon a Change in Control (as defined in subparagraph 3(d) below).

An award agreement memorializing the grant of the Sign-on Options will be executed by the parties as soon as practicable after the Effective Date. The Sign-on Options shall be adjusted in the same manner as any other outstanding Common Stock issuable pursuant to the Stock Option Plan, in connection with any stock split, stock dividend or other recapitalization or any corporate transaction. The Executive may elect to reduce the number of shares of Common Stock issuable upon any exercise of Sign-on Options to cover the minimum required tax withholding. The Company represents and warrants that (A) the Common Stock will be issued under the Stock Option Plan, (B) the Sign-on Options have been approved by the Compensation Committee of the Board, (C) the Stock Option Plan and the Sign-on Options are covered under a Form S-8 (which shall continue to be maintained so that the Executive can resell the Common

Stock on a current basis once vested), (D) there are adequate shares of Common Stock available under the Stock Option Plan for the issuance of the Sign-on Options and (E) the Stock Option Plan permits the contemplated provisions of such grant.

e. Benefits

The Executive shall be eligible for participation in the same welfare benefit plans, practices, policies and programs provided by the Company to senior executive officers of the Company, including but not limited to, health insurance, 401(k), medical, sick leave, sick pay, holidays and life insurance. The Executive shall be entitled to not less than twenty (20) days of paid vacation for each year of the Term, which vacation days shall accrue and become vested on the first day of each year of the Term.

f. Expenses

The Executive shall be reimbursed for all reasonable business expenses incurred in the performance of her duties pursuant to this Agreement (including, without limitation, for commuting and business travel related expenses) to the extent such expenses are substantiated and are consistent with the general policies of the Company and its subsidiaries relating to the reimbursement of expenses of senior executive officers.

g. Certain Fees

The Company shall pay the Executive’s reasonable legal and financial consulting fees and costs incurred by the Executive in connection with the negotiation and execution of this Agreement.

h. Perquisites

The Company shall provide to the Executive all employee and executive perquisites which other senior executive officers of the Company are generally entitled to receive, in accordance with Company policy set by the Board from time to time.

3. Termination

a. Expiration of the Term Pursuant to a Termination Notice by the Executive

If the Executive’s employment with the Company terminates at the end of the Term pursuant to a Termination Notice by the Executive, the Company shall have no further obligation to the Executive under this Agreement, except for accrued and unpaid Base Salary and accrued benefits pursuant to any applicable benefit or equity plans, practices, policies and programs provided by the Company, earned but unused vacation time for that calendar year, unreimbursed business-related expenses, in accordance with Company policy, unpaid earned bonuses for any prior completed fiscal year and a pro rata bonus for the fiscal year of expiration based upon actual performance for such fiscal year and the portion of the fiscal year prior to expiration. Notwithstanding the foregoing, Executive shall still have the continued rights to indemnification and directors and officers liability insurance coverage.

b. Automatic Termination Due To Death or Disability

If the Executive dies or suffers any Disability (as defined below) her employment pursuant to this Agreement shall automatically terminate on the date of her death or Date of Disability (as defined below), as the case may be. For purposes of this Agreement, the term “Disability” shall mean the inability of the Executive to perform her duties, with or without reasonable accommodations, under this Agreement because of physical or mental illness or incapacity for a period of 90 consecutive days. For purposes of this Agreement, the term “Date of Disability” shall be the 91st day of such Disability.

In the event of the Executive’s death or Disability, the Executive or the beneficiary named in the last written instrument signed by the Executive for the purposes of this Agreement and received by the Company prior to her death, or, if the Executive fails to name a beneficiary, her estate, shall be entitled to continue to receive her Base Salary (at the rate in effect at the time of her death or Disability) for a period of twelve (12) months; provided that such payments shall not be made if the Executive shall have been notified within 90 days prior to death or Disability of a breach of any of the terms of this Agreement in any material respect and such breach has not been cured or Executive had not begun a good faith attempt to cure such breach prior to her death or Disability.

The Executive or her beneficiary shall also receive accrued and unpaid Base Salary and accrued benefits pursuant to any applicable benefit or equity plans, practices, policies and programs provided by the Company, earned but unused vacation time for that calendar year, unreimbursed business-related expenses, in accordance with Company policy, unpaid earned bonuses for any prior completed fiscal year and a pro rata bonus for the fiscal year of expiration based upon actual performance for such fiscal year and the portion of the fiscal year prior to death or Disability. In addition the Sign-on Options shall be treated pursuant to subparagraph 2(d) above and the Executive’s shares of restricted stock, performance awards, stock appreciation rights, LTI awards and stock options granted to her by the Company (other than the Sign-on Options) through the date of termination shall be treated in accordance with the applicable plans and policies of the Company. The Executive represents that to her knowledge she is eligible from a medical viewpoint to be covered as a principal in a Corporate “Key Person” Insurance Policy.

c. Termination by the Company without Cause or by the Executive for Good Reason

The Company may terminate this Agreement at any time during the Term without Cause (as defined in subparagraph 3(g)) and the Executive may terminate this

Agreement at any time for Good Reason (as defined below). Subject to subparagraph 3(d) below, in the event of termination for Good Reason, the Company shall pay the Executive a lump sum payment equal to the aggregate of twelve (12) months of her then Base Salary plus one times her annual bonus for the year prior to the year of termination (or if not yet declared or paid, the bonus she would be entitled to) within twenty (20) days of said termination. Subject to subparagraph 3(d) below, in the event of termination without Cause, the Company shall pay the Executive a lump sum payment equal to the aggregate of twelve (12) months of her then Base Salary. Further, the Executive shall be entitled to receive a pro rata portion of the annual bonus for the year of termination based on the portion of the year during which the Executive was employed and the pro rata results for such year. The Executive shall also be paid for accrued and unpaid Base Salary, accrued benefits pursuant to any applicable benefit plans, unused vacation for that year, unreimbursed business-related expenses, in accordance with Company policy and any earned but unpaid bonus for any prior fiscal year. The Sign-on Options shall be treated pursuant to subparagraph 2(d) above. The unvested portion of Executive’s shares of restricted stock, performance awards, stock appreciation rights, LTI awards and stock options granted to her by the Company (other than the Sign-on Options) shall vest and become immediately exercisable and all options shall remain exercisable for one (1) year. In addition, following any such termination Executive shall still have the continued rights to indemnification and directors and officers liability insurance.

For purposes of this Agreement, the term “Good Reason” shall mean: (i) an assignment of duties to the Executive that are materially inconsistent with the Executive’s position (including status, title, and reporting requirements); (ii) a reduction or material restructure in the Executive’s position (including status, title and reporting requirements), or a material reduction in the Executive’s authority, duties or responsibilities; (iii) failure to elect or reelect the Executive to the Board or removal of the Executive from the Board; (iv) a material breach by the Company of the terms of this Agreement; (v) the failure of an assignee of this Agreement to assume this Agreement in writing delivered to the Executive in a form reasonably acceptable to the Executive ; or (vi) requiring of the Executive to be principally based at any office or location more than thirty (30) miles from her current office. Notwithstanding the foregoing, no termination by the Executive for Good Reason under (iii) through (vi) above shall be effective unless the Executive shall have provided written notice to the Company of her intention to so terminate this Agreement, which notice sets forth in reasonable detail the conduct that the Executive believes to be the basis for the Good Reason termination, and the Company shall thereafter have failed to correct such conduct (or commence action to correct such conduct and diligently pursue such correction to completion) within thirty (30) days following the Company’s receipt of such notice.

d. Change in Control

For the purposes of this Agreement, a Change in Control shall be deemed to occur when and if, during the Term:

(i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any affiliate or associate as defined in Rule 12(b)-2 under the Exchange Act of such person, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(iii) the stockholders of the Company (A) approve a definitive agreement to merge or consolidate the Company with or into another corporation or other enterprise in which the holders of outstanding stock of the Company entitled to vote in elections of directors immediately before such merger or consolidation hold less than 50% of the voting power of the survivor of such merger or consolidation or its parent, or (B) approve a plan of liquidation; or

(iv) at least 80% of the Company’s assets are sold or transferred to another corporation or other enterprise that is not a subsidiary, direct or indirect, or other affiliate of the Company.

e. Compensation for Employment Termination at or after Change in Control

In the event the Executive’s employment is terminated upon or within two (2) years after a Change in Control defined in subparagraph 3(d) above, or prior to the Change in Control if the Executive’s termination was either a condition of the Change in Control or was at the request of any person related to the Change in Control; and such termination was initiated by the Company without Cause, or by the Executive for any reason:

(i) The Company shall pay to the Executive any earned and accrued but unpaid installment of Base Salary through the date of termination, at the rate in effect on the date of termination, or if greater, on the date immediately preceding the date that a Change in Control occurs, and all other unpaid amounts to which the Executive is entitled as of the date of termination under any compensation plan or program of the Company, including, without limitation, all accrued vacation time and any earned but unpaid bonus for any prior fiscal year. Such payments shall be made in a lump sum on or before the fifth (5th) day following the termination.

(ii) In lieu of any further Base Salary and bonus payments to the Executive for periods subsequent to the date of termination, the Company shall pay as liquidated damages to the Executive, subject to the limitation in subparagraph (vi) below, an amount equal to the product of the number two (2), multiplied by the sum of (A) twelve (12) months of the Executive’s annual Base Salary at the rate in effect as of the date of termination, or if greater, on the date immediately preceding the date that a Change in Control occurs; and (B) the average of the actual annual bonus payments to the Executive for the most recent two years (or, if not yet paid for the prior year, the amount that is due for such year). Further, the Executive shall be entitled to receive a pro rata portion of the annual bonus for the year of termination based on the portion of the year during which the Executive was employed and the pro rata results for such year. Such payments shall be made in a lump sum at the applicable date provided in subparagraph (vii) below.

(iii) For a period of two (2) years the Company shall continue to provide and pay for, subject to the limitation in subparagraph (vii) below, all employee welfare benefit plans and perquisite programs which the Executive was entitled to receive prior to such termination.

(iv) The Company shall pay all reasonable legal fees and expenses incurred by Executive as a result of such termination, including the fees and expenses of enforcing the terms of this Agreement; payment of such fees to be made within thirty (30) days following the Company’s receipt of an appropriate invoice thereof, but not before the applicable date provided in subparagraph (vii) below.

(v) For a period of twenty-four (24) months following the Executive’s date of termination, the Company will provide a reputable outplacement organization’s service acceptable to the Executive, in an amount not to exceed $50,000 per year, subject to the limitation in subparagraph (vii) below.

(vi) Subject to the limitation in subparagraph (vii) below, the Executive shall become fully vested, as of the date of termination, in all shares of restricted stock, performance awards, stock appreciation rights and stock options granted to her by the Company through the date of termination, including the Sign-on Options.

(vii) Notwithstanding any provision to the contrary in this Agreement, this subparagraph (vii) shall apply if the Present Value (as defined in subparagraph 3(e)(C) below) of the liquidated damages and other amounts payable to the Executive under this subparagraph 3(e), and any other amounts payable to the Executive by the Company in connection with or after a Change in Control, as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are deemed under Code Section 280G to constitute “parachute payments” (as defined in Code Section 280G without regard to Section 280G(b)(2)(A)(ii) of the Code), equals or exceeds three (3) times the Executive’s base amount (as defined herein) (the “Parachute Limit”). If the Present Value of such “parachute payments” equals or exceeds the Parachute Limit, but does not exceed 105% of the Parachute Limit, the total amount of the Present Value of such “parachute payments” payable to the Executive under this Agreement in connection with or after a Change in Control shall be limited to one dollar ($1.00) less than the Parachute Limit; and the items to be limited shall be determined pursuant to the following provisions of this subparagraph (vii). If the Present Value of such “parachute payments” equals or exceeds 105% of the Parachute Limit, the “parachute payments” payable to the Executive under this Agreement in connection with or after a Change in Control shall not be limited and the provisions of Exhibit A, attached hereto and hereby made a part hereof, shall apply after such Present Value is determined pursuant to the following provisions of this subparagraph (vii), to the extent applicable.

(A) Not later than thirty days after the date of termination, the Company will provide the Executive with a schedule indicating by category the Present Value of the liquidated damages payable to the Executive under this Agreement, all other benefits payable to the Executive under this Agreement (specifying the paragraph, subparagraph or clause under which each such payment is to be made) and any other payments otherwise payable to the Executive by the Company in connection with or after the Change in Control that, in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to both Executive and Company, constitute “parachute payments” under Code Section 280G, without regard to Code Section 280G(b)(2)(A)(ii). No payments under this Agreement shall be made until after thirty days from the receipt of such schedule by the Executive. If the Present Value of such “parachute payments” equals or exceeds the Parachute Limit, but does not exceed 105% of the Parachute Limit, then the Executive shall have the right to select, at any time prior to the expiration of said 30-day period, from all or part of any category of payment to be made under this Agreement those payments to be made to the Executive in an amount the Present Value of which (when combined with the Present Value of any other payments otherwise payable to the Executive by the Company that are deemed to be such parachute payments) is at least one dollar ($1.00) less than the Parachute Limit. If the Executive fails to exercise her right to make a selection, the lump sum cash severance payment shall be reduced such that the Parachute payments are one dollar ($1.00) less than the Parachute Limit.

(B) If the Executive disagrees with the schedule prepared by the tax counsel selected by the Company’s independent auditors in accordance with the provisions of this subparagraph (vii), then the Executive shall have the right to submit the schedule to arbitration. The period in which the Executive may select her benefits under this Agreement shall be extended until fifteen days after a final and binding arbitration award is issued or a final judgment, order or decree of a court of competent jurisdiction is entered upon such arbitration award (the time for appeal there from having expired and no appeal having been perfected), and the Company’s period for paying the Executive’s unpaid benefits under this Agreement shall be extended until ten days thereafter. If the Executive fails to make a selection within said fifteen-day period, the Company shall pay the unpaid benefits within five days following the expiration of the Executive’s fifteen-day selection period.

(C) For the purposes of this subparagraph (vii), “Present Value” means the value determined in accordance with the principles of Section 1274(b)(2) of the Code and the Treasury Regulations then in effect under Code Section 280G, and “base amount” means the annualized includible compensation payable to the Executive by the Company and includible in the Executive’s gross income for Federal income tax purposes for the “base period” consisting of the most recent five taxable years ending before the date of any Change in Control of the Company, or any portion of such period during which the Executive performed services for the Company. The “base amount” and the “base period” shall be determined in accordance with the Treasury Regulations then in effect under Code Section 280G.

(D) In the event that Section 280G of the Code, or any successor statute, is repealed, this subparagraph (vii) shall cease to be effective on the effective date of such repeal.

f. Termination by the Executive Voluntarily Without Good Reason

The Executive may terminate this Agreement at any time during the Term without Good Reason, by providing the Company written notice of her intent to terminate at least ninety (90) days prior to the effective date of her termination. During this ninety (90) day period, the Executive shall execute her duties and responsibilities in accordance with the terms of this Agreement. In the event of termination by the Executive, the provisions of paragraphs 4 through 7 of this Agreement shall remain in effect. The Executive acknowledges that, in the event that she resigns, other than for Good Reason, she shall not be entitled to any severance pay, or other compensation or benefits, except accrued and unpaid Base Salary and benefits which the Executive accrued prior to the effective date of her termination pursuant to any applicable benefit plan, earned but unused vacation for that year and unreimbursed business-related expenses in accordance with Company policy. The Executive’s shares of restricted stock, performance awards, stock appreciation rights and stock options granted to her by the Company through the date of termination shall be treated in accordance with the applicable Plans and Policies of the Company. Notwithstanding the foregoing, following any such termination Executive shall still have the continued rights to indemnification and directors and officers liability insurance.

g. Termination by the Company for Cause

The Company shall have the right to terminate the Executive for Cause (as such term is hereinafter defined). For purposes of this Agreement, “Cause” means any act or any failure to act on the part of the Executive which constitutes: (i) the willful and knowing or negligent failure or refusal of the Executive to perform her duties under this Agreement or to follow the reasonable directions of the Board; (ii) a breach by the Executive of her fiduciary duty to the Company or any of the Company’s affiliated companies for which the Executive is performing services under this Agreement; (iii) misfeasance or malfeasance by the Executive in connection with the performance of her duties under this Agreement that has a demonstrably negative impact on the Company; (iv) the Executive’s commission of an act of fraud or embezzlement with regard to the Company; or (v) the conviction of the Executive for, or a plea of guilty or nolo contendere to a criminal act which is a felony (other than as a result of vicarious liability or a routine traffic violation).

In the event the Executive is terminated for Cause, the Executive shall only be entitled to payment for accrued and unpaid Base Salary and vacation, and unreimbursed business-related expenses, in accordance with Company policy. The Executive’s shares of restricted stock, performance awards, stock appreciation rights and stock options granted to her by the Company through the date of termination shall be treated in accordance with the applicable Plans and Policies of the Company. Notwithstanding the foregoing, following any such termination Executive shall still have the continued rights to indemnification and directors and officers liability insurance.

h. No Offsets

In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

i. Exhibit A

Exhibit A hereto shall apply as if set forth herein in its entirety.

4. Discoveries and Works

The Executive agrees that if at any time during the Term she, either independently or with others, makes, conceives, discovers, develops, or reduces to practice any invention, modification, discovery, design, development, improvement, process, program, work of authorship, documentation, formula, data, technique, secret or intellectual property right whatsoever, including any television or film production, program, script or screen play, or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (hereinafter referred to as “intellectual property rights”), not already in the public domain or previously known by the Executive that (a) relates to the business of the Company or any affiliate of the Company, or any of the products or services being developed, manufactured, marketed or sold by the Company or any affiliate or which may be used in relation therewith; (b) results from tasks assigned by the Company; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or any affiliate, such intellectual property rights shall become the sole and absolute property of the Company and its assigns.

5. Confidentiality and Non-Competition Covenants

a. Confidentiality

The Executive acknowledges that, during the Term, the Executive may receive special training and/or may be given access to or may become acquainted with Confidential Information and Trade Secrets (as hereinafter defined) of the Company. As used in this Section 5, “Confidential Information and Trade Secrets” of the Company means all trade practices, business plans, price lists, supplier lists, customer lists, marketing plans, financial information, software and all other compilations of information which relate to the business of the Company, or to any of its affiliates, customers or suppliers, and which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public.

The Executive acknowledges that the Confidential Information and Trade Secrets of the Company, as such may exist from time to time, are valuable, confidential, special and unique assets of the Company and its affiliates, expensive to produce and maintain and essential for the profitable operation of their respective businesses. The Executive agrees that, during the course of her employment with the Company, or at any time thereafter, she shall not, directly or indirectly, communicate, disclose or divulge to any Person (as hereinafter defined), or use for her benefit or the benefit of any Person, in any manner, any Confidential Information or Trade Secrets of the Company or its affiliates acquired during her employment with the Company or any other confidential information concerning the conduct and details of the businesses of the Company and its affiliates except in the course of performing her duties hereunder or with the Company’s express written consent; provided, however, that the restrictions above shall not apply to that part of the Confidential Information and Trade Secrets that is or becomes generally available to the public other than as a result of an improper disclosure by the Executive or is available, or becomes available, to the Executive on a non-confidential basis, but only if the source of such information is not to the Executive’s knowledge prohibited from transmitting the information to the Executive by a contractual, legal, fiduciary, or other obligation or that the Executive is required to disclose such Confidential Information and Trade Secrets by applicable law, regulation or legal process.

All documents relating to the businesses of the Company and its affiliates including, without limitation, Confidential Information and Trade Secrets of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company and such respective affiliates, and must not be removed from the premises of the Company, except as required in the course of the Executive’s employment with the Company. The Executive shall return all such documents (including any copies thereof) to the Company when the Executive ceases to be employed by the Company, provided the Company requests so in writing anytime during the Term of this Agreement and/or any Additional Employment Term or five (5) days after the termination of this Agreement or upon the earlier request of the Company or the Board.

b. Non-Competition

During the Term and for a period of twenty four (24) months following the termination of the Executive’s employment under this Agreement for any reason other than disability or death, the Executive shall not, except with the Company’s express prior written consent or in the proper course of her employment with the Company, directly or indirectly, in any capacity, for the benefit of any Person (including the Executive):

(i) Become employed by, own, operate, manage, direct, invest in, or otherwise, directly or indirectly, engage in, or be employed by any Person, which is a Direct Competitor (as defined below) of the Company, its affiliates, or any of its respective businesses; provided the foregoing does not apply to an affiliate of such Direct Competitor which does not itself compete with the Company and, in connection therewith the Executive may own equity in such non-competing affiliates. In addition Executive may own a less than one percent (1%) interest in any competitive company.

(ii) Solicit, service, divert, take away, or contact any customer or client of the Company, or any of its affiliates, to provide or promote services then provided by the Company, or any of its affiliates cord blood preservation and/or storage facility industry.

(iii) Induce or attempt to induce any employee of the Company or its subsidiaries to stop working for the Company, or any of its affiliates, or to work for any competitor of the Company , or any of its affiliates; provided that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated.

c. Definitions of Person and Direct Competitor

For purposes of this Agreement, the term “Person” means any individual (except the Executive’s Assistant at the time of her termination), partnership, corporation, trust and/or any other entity of any nature whatsoever. A “Direct Competitor” means any Person that operates or manages a cord blood preservation and/or storage facility (either existing as of the date of this Agreement or created or launched during the Term in the territories in which the Company operated during the Term.

6. Reliance

The Executive acknowledges that her compliance with the provisions of Section 5 of this Agreement (hereinafter referred to as the “Restrictive Covenants’) is a material part of the consideration bargained for by the Company under this Agreement. The Executive agrees to be bound by the provisions of Section 5 of this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties to this Agreement that the provisions of Section 5 of this Agreement shall be enforceable. However, the parties to this Agreement further agree that if any portion of the Restrictive Covenants or their application is construed to be invalid or unenforceable, then the other portions thereof and their application shall not be affected thereby and shall be enforceable. If the Restrictive Covenants shall for any reason be held to be excessively broad as to duration, geographic scope, property, subject or similar factor, then the court making such determination shall have the power to reduce or limit such duration, geographic scope, property, subject or similar factors so as to be enforceable to the maximum extent compatible with applicable law, and the Restrictive Covenants shall then be enforceable in its reduced or limited form.

7. Equitable Relief and Enforcement

The Executive further acknowledges that any breach by her of the Restrictive Covenants will result in irreparable injury to the Company and its affiliates for which money damages could not adequately compensate the Company or such affiliates. In the event of any such breach, the Company shall be entitled, in addition to all other rights and remedies which it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Executive from continuing such breach.

8. Indemnification

The Company hereby agrees to indemnify the Executive and hold her harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of her duties and obligations with the Company. This provision is in addition to any other rights of indemnification the Executive may have. This provision shall in all events survive any termination of this Agreement.

9. Liability Insurance

The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other senior executive officers and directors. This provision shall in all events survive any termination of this Agreement.

10. Miscellaneous

a. Entire Agreement

This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, between the parties to this Agreement with respect to the Executive’s employment during the Term. This Agreement shall not be construed as affecting in any way the shares of restricted stock, performance awards, stock appreciation rights and stock options provided to the Executive by the Company prior to the date of this Agreement other than as expressly provided herein.

b. Amendment; Waivers; Headings

(i) In General. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties to this Agreement. The waiver by any of the parties to this Agreement of any other party’s prompt and complete performance, or breach or violation, of any of the provisions of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties to this Agreement to exercise any right or remedy which it may possess under this Agreement shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 4, 5, 6, 7, 8 and 9 of this Agreement shall survive the termination of the Executive’s employment under this Agreement, however caused, and the termination of this Agreement.

(ii) Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A (“409A”) of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

c. Counterparts

This Agreement may be executed in any number of counterparts and by the separate Parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

d. Notices

All notices, requests, demands, instructions, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, (b) transmitted by facsimile, prepaid telegram or telex, (c) mailed by first class certified mail, return receipt requested, postage prepaid, or (d) sent by an internationally recognized express courier service, postage or delivery charges prepaid, to the Parties at their respective addresses set forth in the first paragraph of this Agreement or to such other addresses as the parties may give notice in accordance with the terms of this Agreement.

e. Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties to this Agreement and their respective personal representatives, heirs, successors and assigns.

f. Applicable Law; Arbitration as Exclusive Remedy

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. All controversies or claims arising out of or relating to paragraph I through 3 of this Agreement or the breach thereof, or the termination thereof, shall be resolved by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The award rendered in any arbitration proceeding under this section shall be final and binding. Judgment upon the award rendered by the arbitrator(s) may be entered by a court of competent jurisdiction. Any claim or controversy not submitted to arbitration in accordance with this section shall be considered waived, and, therefore, no arbitration panel or tribunal or court shall have the power to rule or make any award on such claims or controversy. Any such arbitration shall be conducted in Tampa, Florida. The prevailing party in such arbitration proceeding shall be entitled to recover reasonable expenses, including attorneys fees and costs.

The parties agree to submit all controversies or claims arising out of or relating to paragraphs 4 through 7 to the exclusive jurisdiction of the courts of the State of Florida. The parties further agree that the only and proper venue for any action upon any alleged breach of any provision or obligation under this Agreement shall be Hillsborough County, Florida.

IN WITNESS WHEREOF, the parties to this Agreement (with Compensation Committee members signing on behalf of the Company) have placed their hands as of the day and year first above written.

Cryo-Cell International, Inc.

/s/ Mercedes Walton	By:	/s/ Jagdish Sheth
Mercedes Walton	Name:	Jagdish Sheth, Ph.D.
	Title:	Compensation Committee Chair
Date: 8/15/05	Date: 8/15/05

	By:	/s/ Gaby Goubran
	Name:	Gaby Goubran
	Title:	Compensation Committee Member
Date: 8/15/05

	By:	/s/ Scott Christian
	Name:	Scott Christian
	Title:	Compensation Committee Member
Date: 8/15/05

EXHIBIT A

to 2005 Employment Agreement

between

Mercedes Walton (the “Executive”) and

Cryo-Cell International, Inc. (the “Company”)

Parachute Gross Up

(a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and the total of such Company Payments (as determined under this Exhibit and subparagraph 3(e)(vii) of this Agreement) will equal or exceed 105% of the Parachute Limit (as defined in this Agreement), and any portion of the Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to the Executive at the time specified in subsection (d) below an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2)of the Code) or tax counsel selected by such accountants (the “Accountants”), such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code and the Treasury Regulations then in effect under Code Section 280G.

(c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made, and also state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes that could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following the occurrence of an event that subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to the Company’s obligation to make further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, the Executive shall repay such excess to the Company on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), but only if such issues do not have the potential to materially and adversely affect the Executive; and the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate in good faith with the Company and its representative.

(f) The Company shall be responsible for all charges of the Accountant.

(g) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

(h) Nothing in this Exhibit A is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to you and the repayment obligation null and void to the extent required by such Act.